                                       Filed pursuant to Rule 424(b)(3) and (c)
                                                     Registration No. 333-41643






                          PROSPECTUS SUPPLEMENT NO. 1
                            dated January 15, 1998
                    (to Prospectus dated December 5, 1997)



                     COMMODORE APPLIED TECHNOLOGIES, INC.



     This Prospectus Supplement supplements the information contained in that certain Reoffer Prospectus of Commodore Applied Technologies, Inc., a Delaware corporation (the "Company"), dated December 5, 1997 (the "Prospectus"), relating to the potential sale from time to time of up to 2,024,875 shares of the Company's common stock, par value $0.001 per share (the "Common Stock"), issuable upon exercise of stock options granted under the Amended and Restated Commodore Applied Technologies, Inc. 1996 Stock Option Plan (the "Plan").


     This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus. This Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information herein contained supercedes the information contained in the Prospectus. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Prospectus.


                               ----------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
 OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.


                               ----------------

          The date of this Prospectus Supplement is January 15, 1998.

     The information set forth in the Prospectus under the caption "SELLING STOCKHOLDERS" is hereby deleted and replaced with the following information:

     This Prospectus may be used by certain officers, directors and controlling stockholders of the Company for the resale to the public of Shares to be issued to them upon exercise of options heretofore or hereafter granted under the Plan. Such persons may be deemed to be in a control relationship with the Company within the meaning of the Securities Act and the rules and regulations of the Commission thereunder, and such Shares may be deemed to be "control securities" within the meaning of General Instruction C to Form S-8. The securities referred to in this paragraph may also be resold pursuant to Rule 144 under the Securities Act or in other transactions exempt from registration.

     The persons who may resell Shares pursuant to this Prospectus are referred to in this Prospectus collectively as "Selling Stockholders." The following table sets forth as to each Selling Stockholder: the name of the Selling Stockholder; the nature of any position, office or other material relationship with the Company or its affiliates within the past three (3) years; the number of shares of Common Stock of the Company and the percentage of the outstanding shares of such class owned as of January 12, 1998; the number of such shares which may be sold hereby for the account of the Selling Stockholder; and the number of such shares and percentage of the outstanding shares of such class that will be owned by the Selling Stockholder, assuming the sale of all the Shares offered hereby.




                                           Shares of                                Shares of
                                          Common Stock          Number of         Common Stock
                                         Owned Prior to          Shares            Owned After
                                          the Sale(1)           Which May            the Sale
Name and                           -------------------------     Be Sold      ------------------------
Position/Relationship               Number       Percent(2)     Hereby(3)      Number     Percent (2)
--------------------------------   -----------   ------------   -----------   --------   ------------
Paul E. Hannesson(4)   .........     400,000     1.8%             400,000        *            *
Edwin L. Harper(5)  ............     162,375       *              162,375        *            *
Michael D. Fullwood(6) .........     125,000       *              125,000        *            *
Kenneth L. Adelman(7)  .........     217,500       *              217,500        *            *
Andrew P. Oddi(8)   ............      75,000       *               75,000        *            *
Herbert A. Cohen(9) ............      67,500       *               67,500        *            *
David L. Mitchell(10)  .........      67,500       *               67,500        *            *
Ed L. Romero(11) ...............      67,500       *               67,500        *            *
Tom J. Fatjo, Jr.(12)  .........      67,500       *               67,500        *            *
Jeane J. Kirkpatrick(13)  ......      67,500       *               67,500        *            *
Thomas E. Noel(14)  ............     250,000     1.1%             250,000        *            *
Carl O. Magnell(15) ............     107,500       *              107,500        *            *
Rayburn Hanzlik (16)   .........      75,000       *               75,000        *            *
William E. Ingram (17) .........     150,000       *              150,000        *            *
Albert E. Abel (18) ............     125,000       *              125,000        *            *
 Total  ........................   2,024,875     8.9%           2,024,875        *            *

------------
* Represents less than 1% of outstanding Common Stock.

  (1) Shares of Common Stock issued or issuable to the Selling Stockholders upon exercise of currently outstanding stock options or warrants, whether or not exercisable, are included.

  (2) Percentages based on 22,746,334 shares of Common Stock outstanding as of January 12, 1998.

  (3) Represents the aggregate number of Shares (subject to adjustment) issuable to the Selling Stockholder upon exercise of currently outstanding options granted under the Plan.

  (4) Mr. Hannesson has been a director of the Company since March 1996 and was appointed Chairman of the Board in November 1996. Mr. Hannesson also served as Chief Executive Officer of the Company from March to October 1996 and as President from March to September 1996, and was re-appointed Chief

     Executive Officer on November 18, 1996 and President on May 1, 1997. Mr. Hannesson has been a director of Environmental since February 1993 and was appointed its Chairman of the Board and Chief Executive Officer in November 1996. Mr. Hannesson also served as President of Environmental from February 1993 to July 1996 and was re-appointed President on May 1, 1997. Mr. Hannesson also currently serves as the Chairman of the Board and Chief Executive Officer of Separation, Solution and CFC. Mr. Hannesson also serves as Chairman of the Board of Lanxide Corporation ("Lanxide"), a research and development company developing metal and ceramic materials. Lanxide is affiliated with the Company by significant common ownership.

 (5) Dr. Harper served as President and Chief Operating Officer of both the Company and Environmental from November 1, 1996 to April 1997, and has served as Vice Chairman of the Company and Environmental since that date. Dr. Harper served as Chairman of the Board and Chief Executive Officer of Separation, Solution and CFC from January to April 1997, and has served as Vice Chairman of all such companies since that date. Dr. Harper also serves as a private consultant to the Company, Environmental, Solution, Separation and CFC.

 (6) Mr. Fullwood was appointed Senior Vice President, Chief Financial and Administrative Officer, Secretary and General Counsel of the Company, Environmental, Solution, Separation and CFC effective May 12, 1997. Mr. Fullwood was elected a director of Lanxide and was appointed Senior Vice President, Chief Financial and Administrative Officer and General Counsel of Lanxide on July 7, 1997.

 (7) Dr. Adelman has served as a director of the Company and Environmental since July 1996 and was appointed Executive Vice President, Marketing and International Development of the Company as of May 1, 1997. Dr. Adelman also joined the Board of Directors of Separation in April 1997.

 (8) Mr. Oddi was appointed Vice President and Treasurer of the Company, Environmental, Separation, Solution and CFC effective May 12, 1997. Mr. Oddi served as the Vice President of Finance, Chief Financial Officer and Secretary of the Company from March to November 1996. Mr. Oddi also served as Vice President of Finance & Administration and Chief Financial Officer of Environmental from 1987 to April 1997, and served as the Vice President--Finance of Separation from September 1996 to April 1997.

 (9) Mr. Cohen has served as a director of the Company and Environmental since July 1996.

(10) Mr. Mitchell has served as a director of the Company and Environmental since July 1996 and as a director of Separation since April 1997.

(11) Mr. Romero has served as a director of the Company since October 1996.

(12) Mr. Fatjo has served as a director of the Company since November 1996.

(13) Dr. Kirkpatrick has served as a director of the Company since December
     1997.

(14) Mr. Noel has served as a director of the Company since October 1996 and served as the Company's President and Chief Executive Officer from October to November 17, 1996. Mr. Noel was appointed President and Chief Operating Officer of Solution effective December 1, 1996.

(15) Mr. Magnell has served as a Vice President of the Company since June 1996 and served as a Vice President of Environmental from September 1995 to June 1996.

(16) Mr. Hanzlik has served as a Vice President of the Company since January 1997 and served as General Counsel, Chief Administrative Officer and Secretary of the Company from January to April 1997. Mr. Hanzlik also served as Vice President, General Counsel and Secretary of Environmental, Solution, Separation and CFC from January to April 1997.

(17) Mr. Ingram served as the Company's Vice President and Controller from October 1996 to March 1997, as its Vice President, Finance from March to April 1997, and was reappointed Vice President and Controller effective May 1, 1997. Mr. Ingram was also appointed Vice President and Controller of Environmental, Separation, Solution and CFC effective May 1, 1997.

(18) Mr. Abel has served as a Vice President of the Company since March 1996.

     The Company does not know whether any of the Selling Stockholders will use this Prospectus in connection with the offer or sale of any Shares, or, if this Prospectus is so used, how many Shares will be offered or sold. The information set forth in this section may be updated by the Company by use of supplements to this Prospectus issued subsequent to the date hereof.


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